Exhibit 3.2

CERTIFICATE OF VALIDATION

OF

iSPECIMEN INC.

Pursuant to Section 204 of the

General Corporation Law of the State of Delaware

iSpecimen Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is iSpecimen Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 2, 2009.

2. The defective corporate act being validated by this Certificate of Validation is the 1-for-20 reverse stock split of the Corporation’s issued and outstanding shares of Common Stock, par value $0.0001 per share (the “1:20 Reverse Stock Split”). Stockholder approval for a reverse stock split at a ratio in the range of 1-for-10 to 1-for-20 was duly obtained at the annual meeting of stockholders held on July 19, 2024. The Board of Directors of the Corporation (the “Board”) subsequently approved the 1-for-20 ratio on August 19, 2024, and the 1:20 Reverse Stock Split was intended to become effective at 4:30 p.m. Eastern Time on September 13, 2024, with trading on a split-adjusted basis commencing on September 16, 2024.

3. The date of the defective corporate act was September 13, 2024.

4. The nature of the failure of authorization in respect of the defective corporate act was the failure of the Corporation to file a Certificate of Amendment to its Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as required to effectuate the 1:20 Reverse Stock Split.

5. The defective corporate act was ratified by the Board of Directors of the Corporation in accordance with Section 204 of the General Corporation Law of the State of Delaware (the “DGCL”), by unanimous written consent of the Board dated April 29, 2026.

6. The 1:20 Reverse Stock Split did not require stockholder approval for the purposes of ratification under Section 204 of the DGCL beyond the stockholder approval previously obtained, which approval was duly obtained at the annual meeting of stockholders held on July 19, 2024, at which stockholders approved a reverse stock split at a ratio in the range of 1-for-10 to 1-for-20.

7. This Certificate of Validation shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be executed by its duly authorized officer on this 29th day of April, 2026.

iSPECIMEN INC.

By:	/s/ Katharyn Field
	Name:	Katharyn Field
	Title:	Chief Executive Officer